Exhibit 1

THE GROWHUB LIMITED was incorporated in the Cayman Islands on April 12, 2024 as an exempted company with limited liability. Upon incorporation, the Company issued 1 Ordinary Share to Chan Choon Yew Lester for the consideration of US$0.0005. At the consummation of our reorganization, our authorized share capital was US$50,000 divided into 100,000,000 Ordinary Shares of nominal or par value US$0.0005 each, comprising (a) 75,000,000 Class A Shares of a nominal or par value of US$0.0005 each, and (b) 25,000,000 Class B Shares of a nominal or par value of US$0.0005 each.

On August 23, 2024, the shareholders of THE GROWHUB INNOVATIONS COMPANY LIMITED (“GrowHub BVI”), including but not limited to Chan Choon Yew Lester, Initium Novum Capital Pte. Ltd., Vita Nova Ventures Pte. Ltd, and EMJ Capital Holdings Pte. Ltd, subscribed for 0 Class A Ordinary Shares and 10,433,340 Class B Ordinary Shares in the Company, the consideration of which was the transfer of their total shareholdings in GrowHub BVI to the Company. Chan Choon Yew Lester has the voting and dispositive control over the shares held by Initium Novum Capital Pte. Ltd., Vita Nova Ventures Pte. Ltd, and EMJ Capital Holdings Pte. Ltd.